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                                                                   Exhibit 10.13

                                                   December 6, 1999



Mr. Adam Victor
Project Orange Associates, L.P.
630 First Avenue
New York, N.Y. 10016


Re:  Project Management/Administration Services for Project Orange

Dear Adam:

     The purpose of this letter ("Asset Management Agreement") is to confirm the understanding between Project Orange Associates, L.P. ("POA") and Niagara Mohawk Energy Marketing, Inc. ("NMEM") with respect to the performance of project management services for POA by NMEM.

     POA owns an 80MW cogeneration plant located in Syracuse, New York (the "Facility"). POA has requested NMEM, and NMEM agrees to provide certain services described below for the purpose of managing the administrative affairs of POA. Accordingly, the Parties agree to the following terms and conditions:

     1. POA hereby appoints NMEM as its exclusive agent with respect to the administration of the "POA Contracts" contained in Attachment A and to accomplish certain accounting and project management service as set forth in this Asset Management Agreement, and as maybe defined , with more specificity in procedures that may be developed by the Parties from time to time and incorporated into and made apart of this Asset Management Agreement.

     2. In addition to acting as POA's agent as described in Paragraph 1 above, the functions that NMEM shall perform will include:

        a. Administer and monitor performance under and advise POA of its rights and responsibilities under the POA Contracts. NMEM's contract administration duties shall also include negotiation of new energy supply, purchase or transportation agreements and tariffs for POA's signature.

        b. In performing contract-related functions, NMEM may encounter questions concerning the POA Contracts or related documents or other questions that require advice of legal counsel. In the event of such questions, NMEM shall consult with POA's legal counsel, designated by POA from time to
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           time, and may rely on any advice obtained from POA's counsel or other advisors in fulfilling its duties under this Agreement.

        c. Perform all routine accounting-related functions including reconciling with counter-parties, rendering invoices, tendering payments from POA's designated account, managing accounts receivable/payable, and providing budgets and reports. NMEM shall not be responsible for the failure of any POA counterparty to pay; however, NMEM will work with POA's attorneys or consultants to assist in any collection efforts or billing disputes that may arise. NMEM is not obligated to use any of its funds to satisfy any POA obligation that may arise. In performing the accounting related functions described herein, NMEM shall work closely with POA's auditors and tax consultants to provide such auditors and consultants with information that will be needed for financial reports and tax filing as soon as is reasonably possible. POA acknowledges and agrees that complete information relating to the purchase and sale and transportation of electricity and natural gas may not be available on a monthly basis and that it may receive estimates from NMEM that will be trued-up as soon as is practicable. The Parties will enter into a limited power of attorney or similar agreement that will permit NMEM to accept and disburse funds though a POA bank account to be designated by POA. NMEM and POA will enter into the appropriate documentation with POA's bank to permit such activity. NMEM's authority to accept and disburse funds shall be limited to the purposes of administering the contracts described herein. To the extent NMEM will manage funds of POA, NMEM shall manage such funds with the same standard of care that it would use in managing its own assets.

        d. Recommend and, with POA's consent, implement or assist in the implementation of cost reduction and revenue enhancement strategies.

        e. NMEM will provide energy management services to POA pursuant to a certain Asset Management Agreement dated December 6, 1999.

     3. POA shall make available to NMEM, at POA's expense, its professional legal counsel to assist NMEM in performing its duties hereunder.

     4. POA shall maintain adequate working capital in order to allow NMEM to perform its duties hereunder. NMEM will advise POA if it believes more working capital is needed to perform the duties described herein.

     5. So long as POA is a "Qualifying Facility" under PURPA, or an Exempt Wholesale Generator under PUHCA, the parties agree to cooperate to ensure that NMEM's actions hereunder are consistent with maintenance of POA's Qualifying Facility status or if POA converts to an exempt wholesale generator, the requirements for such EWG status.
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     6. NMEM's compensation under this Asset Management Agreement shall include the sum of the following items:

        a. A fixed monthly payment of $22,750 per month, commencing on the first month in which services are provided. Beginning January 1, 2001 and on January 1 of each year thereafter, this fee shall increase at the rate commensurate with the Consumer Price Index,

        b. The actual cost incurred by NMEM, including NMEM employee expenses and time at standard hourly rates, related to extraordinary, unforeseen events such as required or requested assistance in any regulatory or judicial proceedings involving POA or in the renegotiation of any POA Contract.

     7. This Asset Management Agreement shall be effective on the date first written above and the services provided shall commence on December 6, 1999. POA may terminate this Asset Management Agreement upon sixty (60) days prior written notice to NMEM, subject to acceptance by U.S. Bank Trust National Association, as agent for POA pursuant to a Financing Agreement between POA and U.S. Bank Trust National Association, as trustee, and NMEM may terminate this Asset Management Agreement upon six
        (6) month's prior written notice to POA.

     8. Following the beginning of each calendar month, NMEM shall prepare and deliver an invoice to POA for services provided under this Asset Management Agreement each month. The amount stated in such invoice shall be payable by wire transfer on or before the 25th of the month following the month of service unless the invoice is not received by the 15/th/, in which case it shall be due ten (10) days after receipt by POA. Interest on unpaid amounts or on refunds due shall accrue daily from the due date of such unpaid amount or refund until the date paid at a rate equal to the prime interest rate per annum of Citibank, New York, New York, or its successor, plus 2%. In the event that payment of such amount is not received on or before the due date, NMEM shall be entitled, in addition to any other rights and remedies available to NMEM at law or equity, upon forty-five (45) days prior written notice to POA to suspend and/or terminate performance, of its obligations hereunder provided POA shall not have fully cured such non-payment within the forty-five (45) day notice period. In such event, NMEM shall not be required to resume performance until all outstanding obligations due NMEM are made current. If the event of default or breach by POA is a default or breach other than non-payment, POA shall have a reasonable period of time to cure such default or breach, so long as POA commences and diligently and continuously pursues to cure such default or breach within ninety (90) days of the date of notice of such default or breach.

     9. NMEM shall not be responsible for any liability or damages associated with the ownership or operation of the Facility and POA shall indemnify, defend and hold harmless NMEM, its officers, directors, employees or representatives for any claims, liabilities, costs or expense, including reasonable attorney's fees arising from or related
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         to its ownership and operation of the Facility, including liabilities based on environmental claims or Hazardous Waste to the fullest extent permitted by law, except for claims based upon the negligence, gross negligence or willful misconduct of NMEM, which NMEM shall be fully liable and not subject to indemnification hereunder.

     10. This Asset Management Agreement is not intended to create and shall not create any relationship of joint venture, or partnership, or any other association of like kind or type between the Parties or to impose any obligation or liability upon either Party other than those explicitly provided for herein. Consistent with NMEM's obligations hereunder, NMEM shall be POA's attorney-in-fact and agent for the explicit purposes stated herein.

     11. In the event of a breach of NMEM's obligations under this Asset Management Agreement, NMEM's total liability for any claims, including claims for indemnity is limited to fees paid to NMEM under this Agreement. If no remedy or measure of damages is expressly provided, the liability of the non-performing party shall be limited to direct damages only and all other damages and remedies are waived. Except as provided in Paragraph 9, in no event shall either Party be liable to the other Party for consequential, incidental, punitive, exemplary or indirect damages in tort, for contract or otherwise.

     12. This Asset Management Agreement shall be governed by the laws of the State of New York without reference to conflict of law principles. Venue for any claims based on this Asset Management Agreement shall be in New York State Courts in Onondaga County or the United States District Court for the Northern District of New York.

     13. Neither Party may assign this Asset Management Agreement nor any of its rights or responsibilities hereunder without the prior written consent of the other Party; such consent shall not be unreasonably withheld. Notwithstanding the foregoing, NMEM may assign payments to a third-party as collateral security for financing purposes or it may assign the Asset Management Agreement to an affiliate without the prior consent of POA; and POA may assign its rights hereunder to a third party for financing purposes or it may assign the Asset Management Agreement in the event of the sale of substantially all of the assets or equity interests of POA. Any such assignment shall be binding upon such successors and assignors.

     14. Neither NMEM nor POA intends by the provision of this Asset Management Agreement to create rights enforceable by anyone who is not a Party or a successor assignee of a Party to the Asset Management Agreement.

     15. NMEM warrants that the services will be performed in conformance with professional standards prevailing in the applicable industry at the time of NMEM's performance. This warranty shall not apply where the failure to meet the warranty is the result of acts or omissions of persons other than NMEM, or of accidents not solely caused by NMEM. This express warranty is exclusive and no other warranties of any kind,
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         whether statutory, written, oral or implied (including warranties of merchantability or fitness for use or for a particular purpose) shall apply to the services, all of which other warranties are expressly disclaimed.

     16. To the fullest extent permitted by law, NMEM agrees to indemnify and hold POA, its directors, officers, employees or representatives harmless from and against any and all damages, costs, expenses, including reasonable attorney's fees, claims or liabilities arising out of NMEM's failure to perform under this Asset Management Agreement, except to the extent that such damages, costs, expenses, claims or liabilities arc attributable to the negligence or willful misconduct of POA. To the fullest extent permitted by law, POA agrees to indemnify and hold NMEM, its directors, officers, employees and representatives harmless from and against any and all damages, costs, expenses, including reasonable attorney's fees claims or liabilities arising out of or based on NMEM's performance under this Asset Management Agreement to the extent that such damages, costs, expenses, claims or liabilities are not caused by the negligence or willful misconduct of NMEM. The indemnification, provided for in this Asset Management Agreement shall survive for a period of two (2) years from the termination of this Asset Management Agreement,

     17. Both Parties represent and warrant to each other that they are duly organized, validly existing and in good standing under the laws of the State of incorporation or formation and any jurisdiction which such Party is required to have authority to conduct business and that each Party has full authority to execute this Asset Management Agreement and to perform its obligations under this Asset Management Agreement. NMEM's and POA's signatories, to this Asset Management Agreement hereby represent and warrant to each other that they are fully authorized to act on behalf of each entity, such that this Asset Management Agreement, upon execution by such signatories, will constitute the legal, valid and binding obligation of NMEM and POA, enforceable against each in accordance with its terms. Each Party represents to the other the execution and delivery of this Asset Management Agreement and the performance of its obligations will not violate any provision of any existing law or regulation applicable to it, or any existing order, judgment, award or decree of any court, arbitrator or governmental authority applicable to it.

     18. Notwithstanding anything to the contrary herein, NMEM agrees to subordinate its fees and any payments due hereunder from POA to NMEM pursuant to a certain Consent and Agreement among NMEM, POA and U.S. Bank Trust, National Association, as trustee and collateral agent, in form and substance as set forth on Exhibit "B" attached hereto.
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If the terms and conditions accurately reflect our understanding, please sign below and return an executed original to me.

                              Very truly yours,


                              /s/ James Cifaratta
                              James Cifaratta
                              Vice President Business Development



ACCEPTED AND AGREED BY PROJECT ORANGE ASSOCIATES, L.P.:


By G.A.S. Orange Associates, L.L.C., Its Managing General Partner;


By:  /s/ Adam Victor
     ______________________________
     Adam Victor, President
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                                 ATTACHMENT A

LIST OF PROJECT ORANGE ASSOCIATES,, L.P. CONTRACTS TO BE ADMINISTERED BY NIAGARA MOHAWK ENERGY MARKETING, INC.


          1. Restated Gas Sale and Purchase Agreement dated March 18, 1991 between Project Orange Associates, L.P., Noranda Inc. and Canadian Hunter Exploration Ltd.

          2. Gas Transportation Agreement dated June 26, 1992 between Tennessee Gas Pipeline Company and Project Orange Associates, L.P.

          3. Firm Natural Gas Transportation Agreement dated March 29, 1991 between Tennessee Gas Pipeline Company and Project Orange Associates, L.P.

          4. Gas Transportation Agreement dated November 19, 1987 between Tennessee Gas Pipeline Company and Gas Alternative Systems, Inc.

          5. Firm Service Contract dated October 11, 1990 between Transcanada Pipelines Limited and Canadian Hunter Exploration Ltd.

          6. ISDA (International Swap Dealers Association, Inc.) Master Agreement dated June 30, 1998.

          7. Power Put Agreement dated September 19, 1986 between Project Orange Associates, L.P. and Niagara Mohawk Power Corporation.

          8. Steam Contract, dated February 27, 1990, between Project Orange Associates, L.P. and Syracuse University.

          9. Operating Agreement, dated February 27, 1990, between Syracuse University and Project Orange Associates, L.P.

          10. Lease Agreement, dated February 27, 1990, between Syracuse University and Project Orange Associates, L.P.

          11. Cogeneration Facility Operation and Maintenance Agreement dated November 1, 1998 between Project Orange Associates, L.P. and GE Energy Plant Operations, Inc.
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                                  EXHIBIT "B"
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                             CONSENT AND AGREEMENT
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